Exhibit 99.1

United Online Reports First Quarter 2012 Results

  Total Revenues of $242.3 Million, Operating Income of $21.3 Million and Adjusted OIBDA of $39.2 Million
  Operating Cash Flow of $16.9 Million and Free Cash Flow of $15.4 Million
  FTD Segment Revenues and Adjusted OIBDA Increase Year Over Year for Fifth Consecutive Quarter

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--May 2, 2012--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its first quarter ended March 31, 2012.

“Consolidated adjusted OIBDA exceeded the high end of our guidance range for the quarter, and consolidated revenues were near the high end of our guidance range,” said Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “Highlights of the quarter included the FTD segment’s fifth consecutive quarter of year-over-year growth in revenues and segment adjusted OIBDA, including a modest year-over-year increase in consumer orders for the 14-day selling period leading up to and including Valentine’s Day, and the launch of our NetZero 4G Mobile Broadband service.”

“On March 19, 2012, we launched our NetZero 4G Mobile Broadband service,” Goldston added. “Plans start at $9.95 per month, with no contracts, commitments or activation fees, and our customers can even try our service for up to one year for free with the purchase of an access device. The launch was widely reported in the media, and new customer sign-ups thus far have been in line with our expectations."

Added Neil P. Edwards, Executive Vice President and Chief Financial Officer, “FTD revenues were $176.4 million for the quarter and segment adjusted OIBDA was $25.5 million, representing increases of 11% and 31%, respectively, from the first quarter of 2011. In 2011, the U.K. Mother’s Day fell in the first week of April rather than in March, resulting in a shift of approximately $14 million in revenues and approximately $3 million in adjusted OIBDA into the second quarter of 2011. Adjusting for this timing difference, FTD revenues and adjusted OIBDA would have increased by 2% and 14%, respectively, compared to the year-ago quarter.”

Summary Results for First Quarter Ended March 31, 2012:

The following table summarizes key financial results for the first quarter ended March 31, 2012:

	(in millions, except per share amounts and percentages)
Financial Highlights	Q1 2012	Q1 2011	% Change
FTD revenues	$176.4	$158.9	11%
Content & Media revenues	39.4	48.3	(18%)
Communications revenues	26.8	34.7	(23%)
Intersegment eliminations	(0.4)	(0.4)	11%
Consolidated revenues	$242.3	$241.5	--

GAAP operating income	$21.3	$22.6	(6%)

Adjusted OIBDA(1)	$39.2	$44.2	(11%)

GAAP net income attributable to common stockholders	$11.2	$11.6	(4%)
GAAP diluted net income per common share	$0.12	$0.13	(8%)

Adjusted net income attributable to common stockholders(2)	$19.2	$22.1	(13%)
Adjusted diluted net income per common share(2)	$0.21	$0.25	(16%)

  Consolidated revenues were $242.3 million, a slight increase from the first quarter of 2011. Adjusting for the shift of approximately $14 million of revenues into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, consolidated revenues in the first quarter of 2012 would have decreased by $13.2 million, or 5%, compared to the year-ago quarter.
  GAAP operating income was $21.3 million, a decrease of 6% versus the year-ago quarter.
  Consolidated adjusted OIBDA(1) was $39.2 million, a decrease of 11% versus the year-ago quarter. Adjusting for the shift of approximately $3 million of adjusted OIBDA into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, consolidated adjusted OIBDA in the first quarter of 2012 would have decreased by approximately $8.0 million, or 17%, compared to the year-ago quarter.
  Interest expense was $3.5 million, down 31% from the year-ago quarter, driven by reduced interest rates resulting from the June 2011 refinancing of FTD’s credit facility.
  The effective income tax rate was 37%, versus 38% in the year-ago quarter.
  GAAP diluted net income per common share was $0.12, down 8% compared to the year-ago quarter.
  Adjusted diluted net income per common share(2) was $0.21, down 16% compared to the year-ago quarter.

Cash Flows, Balance Sheet and Dividend Highlights:

  Cash flows from operating activities and free cash flow(3) for the quarter ended March 31, 2012 were $16.9 million and $15.4 million, respectively, representing decreases of 39% and 30%, respectively, compared to the year-ago quarter. These decreases were driven primarily by lower adjusted OIBDA and unfavorable changes to working capital, partially offset by the shift in timing of the U.K. Mother’s Day.
  Cash and cash equivalents at March 31, 2012 increased by $1.6 million to $137.7 million from $136.1 million at December 31, 2011.
  Net debt at March 31, 2012 was $122.9 million, a decrease of $2.1 million from December 31, 2011. The company defines net debt as total debt, net of discounts, less cash and cash equivalents.
  The company paid $9.3 million in cash dividends during the quarter.
  In April 2012, the company’s Board of Directors declared a quarterly cash dividend of $0.10 per share that is payable on May 31, 2012 to stockholders of record on May 14, 2012.

Segment Results for First Quarter Ended March 31, 2012:

FTD:

	(in millions, except percentages and metrics)
Financial Highlights	Q1 2012	Q1 2011	% Change
Products revenues	$146.2	$129.1	13%
Services revenues	30.2	29.8	1%
Advertising revenues	0.1	--	N/	A
Segment revenues	$176.4	$158.9	11%

Segment income from operations	$24.1	$18.6	30%
Segment adjusted OIBDA(1)	$25.5	$19.4	31%
as a % of segment revenues(1)	14.4%	12.2%

Metrics Highlights	Q1 2012	Q1 2011	% Change
Consumer orders(4) (in thousands)	1,997	1,742	15%
Average order value(4)	$62.91	$63.28	(1%)

British Pound / U.S. Dollar exchange rate (average)	1.58	1.61	(2%)

  Segment revenues were $176.4 million, an increase of 11% versus the year-ago quarter. Adjusting for the unfavorable impact from foreign currency exchange rates of $1.1 million and the shift of approximately $14 million of revenues into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, segment revenues in the first quarter of 2012 would have increased by $4.6 million, or 3%, compared to the year-ago quarter.
  Segment adjusted OIBDA(1) was $25.5 million, an increase of 31% versus the year-ago quarter. Adjusting for the shift of approximately $3 million of adjusted OIBDA into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, segment adjusted OIBDA in the first quarter of 2012 would have increased by approximately $3.1 million, or 14%, compared to the year-ago quarter.
  Consumer orders(4) were 2.0 million, up 15% versus the year-ago quarter. Excluding the impact of the shift in the timing of the U.K. Mother’s Day in 2011, consumer orders increased 1% compared to the year-ago quarter.
  Average order value(4) (“AOV”) was $62.91, a decrease of 1% versus an AOV of $63.28 in the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates as well as the unfavorable impact related to the timing of the U.K. Mother's Day, AOV grew by 2% versus the year-ago quarter. The shift in timing of the 2011 U.K. Mother’s Day resulted in a higher percentage of international orders as compared to domestic orders in the first quarter of 2012, and international orders generally have lower AOVs than domestic orders.

Content & Media:

	(in millions, except percentages and metrics)
Financial Highlights	Q1 2012	Q1 2011	% Change
Products revenues	$0.6	$--	N/	A
Services revenues	25.8	32.5	(21%)
Advertising revenues	13.1	15.8	(17%)
Segment revenues	$39.4	$48.3	(18%)

Segment income from operations	$7.3	$10.1	(28%)
Segment adjusted OIBDA(1)	$7.9	$13.3	(40%)
as a % of segment revenues(1)	20.1%	27.5%

Metrics Highlights	Q1 2012	Q1 2011	% Change
Segment pay accounts(5) (in thousands)	3,293	4,260	(23%)
Net quarterly decline in segment pay accounts(5) (in thousands)	(191)	(239)	20%
Segment active accounts(5) (in millions)	11.3	13.6	(17%)
ARPU(6)	$2.54	$2.47	3%

Euro / U.S. Dollar Exchange Rate (average)	1.31	1.37	(4%)

  Segment revenues were $39.4 million, a decrease of 18% versus the year-ago quarter.
  Segment adjusted OIBDA was $7.9 million, a decrease of 40% versus the year-ago quarter.
  Segment pay accounts at March 31, 2012 were 3.3 million, a decrease of 23% versus March 31, 2011.

Communications:

	(in millions, except percentages and metrics)
Financial Highlights	Q1 2012	Q1 2011	% Change
Products revenues	$0.3	$--	N/	A
Services revenues	21.1	27.9	(24%)
Advertising revenues	5.4	6.8	(21%)
Segment revenues	$26.8	$34.7	(23%)

Segment income from operations	$10.4	$16.6	(38%)
Segment adjusted OIBDA(1)	$11.0	$17.7	(38%)
as a % of segment revenues(1)	41.1%	51.1%

Metrics Highlights	Q1 2012	Q1 2011	% Change
Segment pay accounts(5) (in thousands)	747	954	(22%)
ARPU(6)	$8.99	$9.33	(4%)

  Segment revenues were $26.8 million, a decrease of 23% versus the year-ago quarter.
  Segment adjusted OIBDA was $11.0 million, a decrease of 38% versus the year-ago quarter.
  Segment pay accounts at March 31, 2012 were 0.7 million, a decrease of 22% versus 1.0 million at March 31, 2011.

Unallocated Corporate Expenses:

For the quarter ended March 31, 2012, the impact of unallocated corporate expenses on consolidated adjusted OIBDA was $5.3 million, compared to $6.2 million in the year-ago quarter.

Business Outlook:

The following forward-looking information includes certain of the projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Second Quarter 2012 Guidance:

Second Quarter 2012 (in millions)	Guidance
Revenues	$228.0 - $236.0
Adjusted OIBDA(1)	$26.0 - $31.0

Second Quarter 2012 Supplemental Information (in millions)	Guidance
Net interest expense	$3.2
Shares used to calculate diluted net income per common share	90.6
Shares used to calculate adjusted diluted net income per common share(2)	90.8

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

Second Quarter 2012 (in millions)	Guidance
Operating Income	$7.1 - $12.1
Depreciation	$7.0
Amortization of intangible assets	$8.4
Stock-based compensation	$3.5
Adjusted OIBDA(1)	$26.0 - $31.0

Investor Conference Call on May 2, 2012 at 5:00 p.m. ET (2:00 p.m. PT):

United Online will host a conference call on Wednesday, May 2, 2012 at 5:00 p.m. ET (2:00 p.m. PT) to discuss its financial results for the first quarter ended March 31, 2012. The conference call dial-in number is 800-481-9591 for domestic participants and 719-325-2280 for international participants. The passcode is 1848344. Alternatively, a live webcast of the conference call, along with a presentation containing financial highlights for the first quarter ended March 31, 2012, can be accessed within the Investor Relations section of the company’s website at www.unitedonline.com.

The presentation and a replay of the broadcast will also be available for seven days following the call on the company’s website, or by dialing 888-203-1112 (or 719-457-0820 outside of the United States) and the replay passcode, 1848344.

Non-GAAP Measures:

In evaluating the company's performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"): adjusted OIBDA, adjusted net income, adjusted basic and diluted net income per common share, and free cash flow. These measures are adjusted to exclude certain non-cash expenses such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets. In addition, these measures are adjusted to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. For example, certain restructuring and other exit costs may be considered recurring given the company's ongoing efforts to be more cost effective and efficient, certain litigation or dispute settlement charges or gains may be viewed as recurring given that the company is continually involved in, and resolving, litigation, arbitration, investigations, disputes and similar matters, and certain transaction-related costs may be deemed recurring given the company's regular evaluation of potential transactions. Notwithstanding that certain charges, costs or gains may be considered recurring, in order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges, costs or gains because they are not reflective of the company's core results and tend to vary based on timing, frequency and magnitude.

Restructuring and Other Exit Costs — Restructuring and other exit costs consist primarily of employee termination costs, facility closure and relocation costs and contract termination costs.

Litigation or Dispute Settlement Charges or Gains — These charges or gains include estimated losses for which we have established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the company related to such matters are also included in these adjustments.

Transaction-Related Costs —The company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. The compensation expenses may include transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization ("adjusted OIBDA") is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets. The company's definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company's core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company's performance. The company's board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term "adjusted OIBDA" does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables. In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in our financial results for the foreseeable future.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company's Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and the impairment of goodwill, intangible assets and long-lived assets. The company's definition of adjusted OIBDA for each of the company's segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (i) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (ii) expenses that are not reflective of the segment's core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), these measures provide investors with additional useful information to evaluate the company's segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about such charges, gains and costs by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; impairment of goodwill, intangible assets and long-lived assets; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and the re-measurement of certain deferred tax assets. Adjusted diluted net income per common share includes the adjustment for shares resulting from the elimination of stock-based compensation. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company's core results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms "adjusted net income" and "adjusted diluted net income per common share" do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and cash received for litigation or dispute settlement gains, and plus the excess tax benefits from equity awards, cash paid for restructuring and other exit costs, cash paid for litigation or dispute settlement charges, and cash paid for transaction-related costs. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company's operating cash flows after investing in capital assets and prior to cash paid for restructuring and other exit costs, cash paid or received for litigation or dispute settlement charges or gains, and cash paid for transaction-related costs. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company's ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term "free cash flow" does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(4) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com and www.ftd.ca websites and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded after the scheduled delivery. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. For orders placed outside the U.S. (principally in the U.K. and the Republic of Ireland), this average U.S. Dollar amount is determined after translating the local currency amounts received into U.S. Dollars. Average order value includes merchandise revenues and shipping and service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(5) A pay account is defined as a member who has paid for a subscription to a Content & Media or Communications service, and whose subscription has not terminated or expired. A subscription provides the member with access to our service for a specific term (for example, a month or a year) and may be renewed upon the expiration of each term. One-time purchases of our services are not considered subscriptions and thus, are not included in the pay accounts metric. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. In addition, at any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool, such as the subscribers receiving our free NetZero 4G mobile broadband service, and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Content & Media segment active accounts are defined as the sum of all pay accounts as of the date presented; the monthly average for the period of all free accounts who have visited our domestic or international online nostalgia websites (excluding The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free dial-up Internet access and email accounts that logged on to our services at least once during the preceding 31 days.

(6) ARPU is calculated by dividing services revenues generated from the pay accounts of our Content & Media or Communications segment, as applicable, for a period (after translation into U.S. Dollars) by the average number of segment pay accounts for that period, divided by the number of months in that period.

(7) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for that period, divided by the number of months in that period.

About United Online®:

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 55 million registered accounts. The company's FTD segment provides floral and related products and services (FTD and Interflora) for consumers and retail florists, as well as other retail locations offering floral and related products and services. The company's Content & Media segment provides online nostalgia products and services (Memory Lane, Classmates, StayFriends, and Trombi) and online loyalty marketing services (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno) including high-speed 4G mobile broadband service (NetZero Wireless).

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; stock-based compensation; and planned business initiatives, products, services, applications and features. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: risks associated with the launch or commercialization of new products, services, applications or features or the success of new business models; the severity and duration of current economic conditions; the effect of competition; risks associated with litigation and governmental regulations or investigations, including reviews of business practices such as marketing, billing, renewal, and post-transaction sales practices; the company’s inability to maintain or increase the number of free and pay accounts, visitors to its websites, and members of the floral network; risks associated with the procurement of goods and services; problems associated with the company’s operations, systems or technologies; changes in marketing conditions and laws; the company’s inability to maintain or increase its advertising revenues; the company’s inability to enforce or defend its ownership and use of intellectual property; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; changes in the floral industry; the company’s inability to retain key customers, vendors and personnel; the company’s inability to achieve the expected benefits of its reductions-in-force or any other cost-reduction initiatives; that the company will incur restructuring and other exit costs; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended March 31,
	2012	2011

Revenues:
Products	$147,012	$129,086
Services	95,280	112,419
Total revenues	242,292	241,505
Operating expenses:
Cost of revenues-products (a)	108,689	96,155
Cost of revenues-services (a)	22,476	25,048
Sales and marketing(a)	46,759	48,135
Technology and development(a)	11,586	12,543
General and administrative(a)	24,287	28,729
Amortization of intangible assets	7,309	7,745
Restructuring and other exit costs	(71)	534
Total operating expenses	221,035	218,889

Operating income	21,257	22,616

Interest income	238	549
Interest expense	(3,458)	(5,041)
Other income, net	204	1,539

Income before income taxes	18,241	19,663
Provision for income taxes	6,722	7,482
Net income	$11,519	$12,181
Income allocated to participating securities	(336)	(555)
Net income attributable to common stockholders	$11,183	$11,626

Basic net income per common share	$0.12	$0.13
Shares used to calculate basic net income per common share	89,794	87,417
Diluted net income per common share	$0.12	$0.13
Shares used to calculate diluted net income per common share	89,894	87,820

Shares outstanding at end of period	90,156	88,118

(a) Stock-based compensation was allocated as follows:
Cost of revenues-products	$8	$8
Cost of revenues-services	94	82
Sales and marketing	583	470
Technology and development	498	553
General and administrative	2,271	3,613
Total stock-based compensation	$3,454	$4,726

UNITED ONLINE, INC.
Unaudited Reconciliations of Non-GAAP Financial Measures
(in thousands)

Unaudited Reconciliation of Operating Income to Adjusted OIBDA(1)

	Quarter Ended March 31,
	2012	2011

Operating income	$21,257	$22,616
Depreciation	6,475	6,145
Amortization of intangible assets	7,744	7,907
Operating income before depreciation and amortization	35,476	36,668
Stock-based compensation	3,454	4,726
Restructuring and other exit costs	(71)	534
Litigation or dispute settlement charges	-	2,263
Transaction-related costs	298	-
Adjusted OIBDA	$39,157	$44,191

Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)

	Quarter Ended March 31,
	2012	2011

FTD:
Segment income from operations	$24,080	$18,573
Stock-based compensation	1,106	808
Transaction-related costs	298	-
Segment adjusted OIBDA	$25,484	$19,381

Content & Media:
Segment income from operations	$7,337	$10,123
Stock-based compensation	648	914
Restructuring and other exit costs	(63)	-
Litigation or dispute settlement charges	-	2,263
Segment adjusted OIBDA	$7,922	$13,300

Communications:
Segment income from operations	$10,365	$16,625
Stock-based compensation	648	574
Restructuring and other exit costs	(8)	534
Segment adjusted OIBDA	$11,005	$17,733

Unallocated corporate expenses	$(5,254)	$(6,223)

Consolidated adjusted OIBDA	$39,157	$44,191

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended March 31,
	2012	2011

Net income	$11,519	$12,181
Income allocated to participating securities	(336)	(555)
Net income attributable to common stockholders	11,183	11,626

Adjustments:
Stock-based compensation	3,454	4,726
Amortization of intangible assets	7,744	7,907
Restructuring and other exit costs	(71)	534
Litigation or dispute settlement charges	-	2,263
Transaction-related costs	298	-
	22,608	27,056

Income tax effect of adjusting entries	(3,456)	(4,967)
Adjusted net income attributable to common stockholders	$19,152	$22,089

GAAP net income per common share:
Basic net income per common share	$0.12	$0.13
Shares used to calculate basic net income per common share	89,794	87,417
Diluted net income per common share	$0.12	$0.13
Shares used to calculate diluted net income per common share	89,894	87,820

Adjusted net income per common share:
Adjusted basic net income per common share	$0.21	$0.25
Shares used to calculate adjusted basic net income per common share	89,794	87,417
Adjusted diluted net income per common share	$0.21	$0.25
Shares used to calculate adjusted diluted net income per common share	90,101	87,842

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$137,660	$136,105
Accounts receivable, net	39,547	43,177
Inventories, net	10,464	8,832
Deferred tax assets, net	15,167	15,587
Property and equipment, net	60,452	62,460
Goodwill and intangible assets, net	691,614	693,279
Other assets	30,178	36,917
Total assets	$985,082	$996,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$57,006	$64,649
Accrued liabilities	44,808	54,850
Member redemption liability	21,927	22,453
Deferred revenue	58,183	57,915
Debt, net of discounts	260,563	261,124
Deferred tax liabilities, net	42,523	44,098
Other liabilities	11,284	11,133
Total liabilities	496,294	516,222

Stockholders' equity	488,788	480,135

Total liabilities and stockholders' equity	$985,082	$996,357

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,519	$12,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	17,673	18,778
Provision for doubtful accounts receivable	729	705
Accretion of discounts and amortization of debt issue costs	202	572
Deferred taxes and other	(1,530)	2,407
Tax benefits (shortfalls) from equity awards	(274)	41
Excess tax benefits from equity awards	(13)	(251)
Change in operating assets and liabilities:
Accounts receivable	3,077	3,079
Inventories	(1,614)	2,426
Other assets	6,283	3,603
Accounts payable and accrued liabilities	(18,457)	(24,719)
Member redemption liability	(527)	(490)
Deferred revenue	(286)	9,896
Other liabilities	93	(489)
Net cash provided by operating activities	16,875	27,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,212)	(7,079)
Purchases of rights, content and intellectual property	(519)	(1,222)
Purchases of investments	(18)	-
Proceeds from sales of investments	89	-
Net cash used for investing activities	(4,660)	(8,301)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	(663)	-
Proceeds from exercises of stock options	4	17
Repurchases of common stock	(2,082)	(6,163)
Dividends and dividend equivalents paid on outstanding shares and restricted stock units	(9,250)	(9,421)
Excess tax benefits from equity awards	13	251
Net cash used for financing activities	(11,978)	(15,316)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1,318	1,984

Change in cash and cash equivalents	1,555	6,106
Cash and cash equivalents, beginning of period	136,105	100,264
Cash and cash equivalents, end of period	$137,660	$106,370

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(3)
(in thousands)

	Quarter Ended March 31,
	2012	2011

Net cash provided by operating activities	$16,875	$27,739
Adjustments:
Capital expenditures	(4,212)	(7,079)
Excess tax benefits from equity awards	13	251
Cash paid for restructuring and other exit costs	2,570	1,141
Cash paid (received) for litigation or dispute settlement charges	102	(79)
Cash paid for transaction-related costs	5	-
Free cash flow	$15,353	$21,973

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended March 31,
	2012	2011

FTD
Revenues:
Products	$146,164	$129,086
Services	30,224	29,791
Advertising	59	22
Total revenues	176,447	158,899

Operating expenses:
Cost of revenues	113,255	101,364
Sales and marketing	28,739	29,378
Technology and development	3,706	3,589
General and administrative	9,182	7,973
Amortization of intangible assets	6,278	6,296
Total operating expenses	161,160	148,600

Operating income	15,287	10,299

Depreciation	2,515	1,978
Amortization of intangible assets	6,278	6,296
Segment income from operations	24,080	18,573
Stock-based compensation	1,106	808
Transaction-related costs	298	-
Segment adjusted OIBDA	$25,484	$19,381

Content & Media
Revenues:
Products	$551	$-
Services	25,786	32,529
Advertising	13,108	15,784
Total revenues	39,445	48,313

Operating expenses:
Cost of revenues	10,064	10,551
Sales and marketing	14,342	15,608
Technology and development	5,198	6,170
General and administrative	5,653	8,526
Amortization of intangible assets	1,031	1,184
Restructuring and other exit costs	(63)	-
Total operating expenses	36,225	42,039

Operating income	3,220	6,274

Depreciation	2,651	2,503
Amortization of intangible assets	1,466	1,346
Segment income from operations	7,337	10,123
Stock-based compensation	648	914
Restructuring and other exit costs	(63)	-
Litigation or dispute settlement charges	-	2,263
Segment adjusted OIBDA	$7,922	$13,300

Communications
Revenues:
Products	$297	$-
Services	21,068	27,879
Advertising	5,395	6,819
Total revenues	26,760	34,698

Operating expenses:
Cost of revenues	7,972	9,453
Sales and marketing	3,912	3,389
Technology and development	2,682	2,784
General and administrative	3,084	3,570
Amortization of intangible assets	-	265
Restructuring and other exit costs	(8)	534
Total operating expenses	17,642	19,995

Operating income	9,118	14,703

Depreciation	1,247	1,657
Amortization of intangible assets	-	265
Segment income from operations	10,365	16,625
Stock-based compensation	648	574
Restructuring and other exit costs	(8)	534
Segment adjusted OIBDA	$11,005	$17,733

Total segment adjusted OIBDA	$44,411	$50,414

Reconciliation of segment revenues to consolidated revenues:
FTD	$176,447	$158,899
Content & Media	39,445	48,313
Communications	26,760	34,698
Intersegment eliminations	(360)	(405)
Consolidated revenues	$242,292	$241,505

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$161,160	$148,600
Content & Media	36,225	42,039
Communications	17,642	19,995
Unallocated corporate expenses	6,368	8,660
Intersegment eliminations	(360)	(405)
Consolidated operating expenses	$221,035	$218,889

Reconciliation of segment income from operations to consolidated operating income:
FTD	$24,080	$18,573
Content & Media	7,337	10,123
Communications	10,365	16,625
Total segment income from operations	41,782	45,321
Depreciation	(6,475)	(6,145)
Amortization of intangible assets	(7,744)	(7,907)
Unallocated corporate expenses, excluding depreciation	(6,306)	(8,653)
Consolidated operating income	$21,257	$22,616

Reconciliation of segment adjusted OIBDA to consolidated adjusted OIBDA:
FTD adjusted OIBDA	$25,484	$19,381
Content & Media adjusted OIBDA	7,922	13,300
Communications adjusted OIBDA	11,005	17,733
Total segment adjusted OIBDA	44,411	50,414
Unallocated corporate expenses	(5,254)	(6,223)
Consolidated adjusted OIBDA	$39,157	$44,191

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Consolidated:
Revenues (in thousands)	$242,292	$217,921	$182,694	$255,565	$241,505

FTD:
Segment revenues (in thousands)	$176,447	$143,304	$108,747	$176,299	$158,899
% of consolidated revenues	73%	66%	60%	69%	66%

Consumer orders(4) (in thousands)	1,997	1,615	1,104	2,167	1,742
Average order value(4)	$62.91	$62.31	$63.46	$60.45	$63.28
Average foreign currency exchange rate: GBP to USD	1.58	1.57	1.61	1.63	1.61

Content & Media:
Segment revenues (in thousands)	$39,445	$45,665	$44,070	$47,427	$48,313
% of consolidated revenues	16%	21%	24%	19%	20%
Pay accounts(5) (in thousands)	3,293	3,484	3,780	4,007	4,260
Segment churn(7)	3.9%	4.1%	3.9%	3.8%	3.9%
ARPU(6)	$2.54	$2.60	$2.64	$2.60	$2.47
Segment active accounts(5) (in millions)	11.3	10.3	11.9	12.5	13.6
Currency exchange rate: EUR to USD	1.31	1.35	1.41	1.44	1.37

Communications:
Segment revenues (in thousands)	$26,760	$29,295	$30,260	$32,279	$34,698
% of consolidated revenues	11%	13%	17%	13%	14%

Pay accounts(5) (in thousands):
Access	498	535	577	622	675
Other	249	259	266	272	279
Total Communications pay accounts	747	794	843	894	954

Segment churn(7)	3.4%	3.4%	3.4%	3.5%	3.8%
ARPU(6)	$8.99	$9.09	$9.14	$9.28	$9.33
Segment active accounts(5) (in millions)	1.5	1.5	1.6	1.7	1.7

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

CONTACT:
United Online, Inc.
Investors:
David Bigelow, 818-287-3560
dbigelow@corp.untd.com
or
Press:
Scott Matulis, 818-287-3388
pr@untd.com